Exhibit 99.1

NEWS RELEASE
For Immediate Release:
August 5, 2019

Sterling Reports 2019 Second Quarter Results
Combined Backlog Hits All-Time High of $1.2 billion at a Record 9.1% Gross Margin
Q2’19 Results and FY’19 Guidance Impacted by Weather and Delayed Project Starts

THE WOODLANDS, TX – August 5, 2019 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the second quarter of 2019.

Consolidated Second Quarter 2019 Financial Results Compared to Second Quarter 2018:

•	Revenues were $264.1 million compared to $268.7 million;

•	Gross margin was 9.7% of revenues compared to 11.6%;

•	Net income attributable to Sterling common stockholders was $7.8 million compared to $8.2 million; and,

•	Net income per diluted share attributable to Sterling common stockholders was $0.29 compared to $0.30.

Consolidated Financial Position, Liquidity and Cash Flows at June 30, 2019:

•	Cash and Cash Equivalents were $71.7 million;

•	Debt totaled $78.6 million in the second quarter 2019; and,

•	To date under the stock repurchase plan, Sterling has repurchased 717 thousand shares of common stock for $7.9 million.

Business Overview
During the second quarter, severe weather conditions, especially in the Texas market, significantly hampered the execution of existing projects, delayed the starts of new projects, and impeded our residential business. As a result, second quarter 2019 revenues decreased $4.6 million compared to the prior year quarter, primarily driven by a $9.5 million decrease in residential construction. Additionally, notice to proceed on several significant new heavy civil projects has been delayed and the projects are now expected to ramp-up in late 2019 or early 2020.
Gross profit was $25.5 million in the second quarter of 2019, a decrease of $5.6 million from the prior year second quarter. Gross margin declined 190 basis points to 9.7%, which was driven by lower revenues from our higher margin residential construction segment and a lower margin mix of heavy civil construction projects.
General and administrative expenses were $10.8 million in the second quarter of 2019, or 4.1% of revenues compared to $13.2 million or 4.9% of revenues in the second quarter of 2018, reflecting better leverage across the enterprise.

Heavy Civil Construction Backlog Highlights

•
Combined backlog at June 30, 2019 was $1.2 billion, an increase of 7.0% from $1.1 billion at December 31, 2018. Combined backlog consists of $909.0 million of backlog and $314.9 million of unsigned contracts as of June 30, 2019 compared to $850.7 million and $292.7 million at December 31, 2018, respectively. No residential construction contracts are included in backlog;

•	Gross margin on projects in combined backlog as of June 30, 2019 averaged 9.1%, an increase from 8.6% at March 31, 2019 and 8.9% at December 31, 2018; and,

•	Non-heavy highway revenues accounted for 43.0% of second quarter of 2019 heavy civil construction revenues, consistent with the second quarter of 2018.
CEO Remarks and Outlook
“Severe weather conditions caused our second quarter results to come in below our expectations,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “While our Heavy Civil revenues increased compared to the same period last year and our combined backlog is at a record high, we have yet to realize the growth in both revenue and margin that we expect to see out of this backlog. The growth in the segment’s top and bottom line was impacted by the delayed start of several large projects, on top of an already challenging year-over-year comparison given that the second quarter of 2018 included substantial work on two sizable JV projects which were completed in late 2018. Additionally, we expect these delayed projects to commence before the end of the year or early 2020, benefiting our outlook for 2020. Notably, our Combined Backlog and the gross margin in backlog are both at an all-time high level, providing us with several quarters of strong visibility for our Heavy Highway business.”
Mr. Cutillo continued, “Our Residential segment lost 30 days due to rain in the quarter. Although these delays in our Residential segment caused us a large revenue decline versus our expectation, our team was still able to maintain operating margins and claw back enough production to get close to our prior year's operating income with $9.5 million less revenue. On top of that, they hit an all-time new record in July for slabs completed once the weather returned to normal.”
Mr. Cutillo concluded, “Despite our record high backlog, our record high margins in backlog, and our Residential segment's very strong performance in July, the set back in the second quarter coupled with the delayed starts of several Heavy Civil projects has caused us to temper our full year expectations for 2019. We now expect revenues of between $1.010 billion and $1.025 billion and net income attributable to Sterling common stockholders of $27 million to $29 million. Even with this adjustment in our outlook, the mid-point of our guidance still represents a double-digit percentage increase in our net income as compared to 2018. With our robust backlog, increasing margin profile and favorable end market outlook, we anticipate a strong second half of 2019 and our outlook for 2020 has become increasingly positive for both top and bottom-line growth, which we expect to lead to greater value for our shareholders.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, August 6, 2019 at 9:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755. Please call in ten minutes before the conference call is scheduled to begin and ask for the Sterling Construction call. Following management’s opening remarks, there will be a question and answer session. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to Brigette.Wilcox@strlco.com.
To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least fifteen minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for thirty days.
About Sterling
Sterling is a construction company that specializes in heavy civil infrastructure construction and infrastructure rehabilitation as well as residential construction projects. The Company operates primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas and Utah, as well as other states in which there are feasible construction opportunities. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Residential construction projects include concrete foundations for single-family homes.
Important Information for Investors and Stockholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that are considered forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; financial strategy; and plans, objectives, expectations, forecasts, outlook and intentions. All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S. Securities and Exchange Commission (“SEC”) and elsewhere in those filings. The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Contact: Sterling Construction Company, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$264,086	$268,734	$488,035	$491,226
Cost of revenues	(238,590)	(237,688)	(443,036)	(440,346)
Gross profit	25,496	31,046	44,999	50,880
General and administrative expense	(10,774)	(13,203)	(23,263)	(25,543)
Other operating expense, net	(3,538)	(5,694)	(5,832)	(6,509)
Operating income	11,184	12,149	15,904	18,828
Interest income	291	201	655	330
Interest expense	(2,904)	(3,112)	(5,964)	(6,199)
Income before income taxes	8,571	9,238	10,595	12,959
Income tax expense	(706)	(97)	(869)	(138)
Net income	7,865	9,141	9,726	12,821

Less: Net income attributable to noncontrolling interests	(37)	(967)	(83)	(2,158)
Net income attributable to Sterling common stockholders	$7,828	$8,174	$9,643	$10,663

Net income per share attributable to Sterling common stockholders:
Basic	$0.30	$0.30	$0.37	$0.40
Diluted	$0.29	$0.30	$0.36	$0.39

Weighted average common shares outstanding:
Basic	26,338	26,887	26,357	26,881
Diluted	26,623	27,125	26,657	27,162

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	% of Total	2018	% of Total	2019	% of Total	2018	% of Total
Revenues
Heavy Civil Construction	$228,130	86%	$223,283	83%	$409,314	84%	$410,524	84%
Residential Construction	35,956	14%	45,451	17%	78,721	16%	80,702	16%
Total Revenues	$264,086		$268,734		$488,035		$491,226

Operating Income
Heavy Civil Construction	$6,146	55%	$6,395	53%	$5,299	33%	$8,340	44%
Residential Construction	5,038	45%	5,754	47%	10,605	67%	10,488	56%
Total Operating Income	$11,184		$12,149		$15,904		$18,828

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$71,730	$94,095
Accounts receivable, including retainage	157,813	145,026
Costs and estimated earnings in excess of billings	53,896	41,542
Inventory	3,252	3,159
Receivables from and equity in construction joint ventures	14,381	10,720
Other current assets	7,951	8,074
Total current assets	309,023	302,616
Property and equipment, net	49,217	51,999
Operating lease right-of-use assets	14,995	—
Goodwill	85,231	85,231
Other intangibles, net	41,218	42,418
Other non-current assets, net	211	309
Total assets	$499,895	$482,573
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$101,342	$99,426
Billings in excess of costs and estimated earnings	60,571	62,407
Current maturities of long-term debt	12,128	2,899
Current portion of long-term lease obligations	7,059	—
Income taxes payable	101	318
Accrued compensation	12,148	9,448
Other current liabilities	5,183	4,676
Total current liabilities	198,532	179,174
Long-term debt	66,497	79,117
Long-term lease obligations	8,030	—
Members’ interest subject to mandatory redemption and undistributed earnings	48,831	49,343
Deferred taxes	2,211	1,450
Other long-term liabilities	1,101	1,229
Total liabilities	325,202	310,313
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share; 38,000 shares authorized, 27,049 and 27,064 shares issued, 26,466 and 26,597 shares outstanding	271	271
Additional paid in capital	233,559	233,795
Treasury Stock, at cost: 583 and 467 shares	(6,688)	(4,731)
Retained deficit	(55,291)	(64,934)
Total Sterling stockholders’ equity	171,851	164,401
Noncontrolling interests	2,842	7,859
Total stockholders’ equity	174,693	172,260
Total liabilities and stockholders’ equity	$499,895	$482,573

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$9,726	$12,821
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,473	8,307
Amortization of deferred debt costs	1,602	1,610
Gain on disposal of property and equipment	(441)	(470)
Deferred tax expense	761	—
Stock-based compensation expense	1,670	1,383
Changes in operating assets and liabilities	(26,116)	(31,565)
Net cash used in operating activities	(4,325)	(7,914)
Cash flows from investing activities:
Capital expenditures	(4,854)	(5,263)
Proceeds from sale of property and equipment	802	1,307
Net cash used in investing activities	(4,052)	(3,956)
Cash flows from financing activities:
Repayments of long-term debt	(5,763)	(5,344)
Distributions to noncontrolling interest owners	(5,100)	—
Purchase of treasury stock	(3,201)	—
Other	76	(154)
Net cash used in financing activities	(13,988)	(5,498)
Net decrease in cash and cash equivalents	(22,365)	(17,368)
Cash and cash equivalents at beginning of period	94,095	83,953
Cash and cash equivalents at end of period	$71,730	$66,585